Exhibit 23.1
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INDEPENDENT  AUDITORS'  CONSENT We consent to the  incorporation by reference in
Registration Statement No. 333-98775, No. 333-81216 and No. 333-106909 of Equity One, Inc. on Forms S-3 and in Registration Statement No. 333-103368 and No. 333-99597 of Equity One, Inc. on Forms S-8 of our reports dated March 10, 2004 relating to the financial statements of IRT Partners L.P. as of December 31, 2003 and 2002 and for each of three years in the period ended December 31, 2003 and appearing in this Current Report on Form 8-K of Equity One, Inc. filed on March 22, 2004.

DELOITTE & TOUCHE LLP

Miami, Florida
March 22, 2004